Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

April 5, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Flux Technologies, Corp.

Wolsztyn, Poland

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by Flux Technologies, Corp. of our report dated April 4, 2012, relating to the financial statements of Flux Technologies, Corp. as of and for the period ending February 29, 2012, and the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan